Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2020 FOURTH QUARTER AND YEAR END RESULTS

INCREASES 2021 GUIDANCE AND REINSTATES QUARTERLY CASH DIVIDEND

New York, New York, March 1, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2020. Of note, the average dollar/euro exchange rate for the 2020 fourth quarter was 1.19 compared to 1.11 in the fourth quarter of 2019. For the full years ended December 31, 2020 and 2019, the average dollar/euro exchange rates were 1.15 and 1.12, respectively.

Fourth Quarter 2020 Compared to Fourth Quarter 2019:

●	Net sales were $184.0 million, up 3.5% compared to $177.8 million; at comparable foreign currency exchange rates, consolidated fourth quarter net sales were practically unchanged from those of 2019;
●	Net sales by European based operations rose 8.1% to $139.6 million from $129.1 million;
●	Net sales by U.S. based operations declined 8.8% to $44.4 million from $48.7 million;
●	Gross margin was 63.9% compared to 64.5%;
●	S,G&A expenses as a percentage of net sales were 49.5% compared to 57.6%;
●	Operating income rose 115% to $26.5 million compared to $12.3 million;
●	Operating margin was 14.4% compared to 6.9%;
●	The effective income tax rate was 28.8% compared to 25.7%;
●	Net income attributable to Inter Parfums, Inc. rose 80.0% to $14.7 million from $8.2 million; and,
●	Net income attributable to Inter Parfums, Inc. per diluted share was $0.47 compared to $0.26.

Thus for the year as a whole, net sales declined 24.5% to $539.0 million from $713.5 million in 2019. At comparable foreign currency exchange rates, net sales declined 25.6%. Net income attributable to Inter Parfums, Inc. declined 36.6% to $38.2 million from 2019’s $60.2 million; and net income attributable to Inter Parfums, Inc. per diluted share declined to $1.21 from $1.90 per diluted share in 2019.

Jean Madar, Chairman & CEO of Inter Parfums stated, “As we’ve reported in January, we ended the year with a surprisingly strong fourth quarter, in fact our best ever fourth quarter ever in terms of sales. Our largest European brands Montblanc, Jimmy Choo, and Coach achieved comparable quarter sales growth of 9.8%, 13.4%, and 18.0%, respectively, all the more gratifying in that no new products were launched in that period. We are also very pleased by the preliminary sales of Anna Sui Sky, which began to rollout in the final quarter of 2020, contributing to that brand’s 62.3% increase in fourth quarter sales.”

He continued, “Throughout the past year, the COVID-19 pandemic and its repercussions broadly and negatively impacted sales in all regions, with the steepest year-over-year sales declines in two of our smaller markets, the Middle East and Eastern Europe, down 35.5% and 40.0%, respectively. Our two largest markets, North America and Western Europe, had far more modest sales declines of 17.8% and 20.7%, respectively. Much of the 28.2% sales decline in Asia was attributable to the dramatic reduction in air travel, and corresponding impact on the travel retail business.”

Inter Parfums, Inc. News Release	Page 2
March 1, 2021

Discussing new initiatives undertaken in 2020, Mr. Madar pointed to the signing of a license with the luxury brand Moncler. The first new fragrance under the Moncler brand is scheduled for the first quarter 2022 launch. “In addition,” he said, “we acquired 25% of Divabox SAS, owner of the Origines-parfums e-commerce platform for beauty products, which should enhance the introduction of dedicated fragrance lines and products designed to address a specific consumer demand for this distribution channel and accelerate our Company’s digital development.”

Russell Greenberg, Executive Vice President and CFO stated, “Our consolidated 2020 gross margin was 61.4% compared to 62.5% in 2019. Gross margin for European operations was 64.0% compared to 65.7% in 2019. Two factors contributing to the 111-basis point decline was the weaker dollar in 2020 and the approximately $2 million charge relating to the assumption of a return liability for products sold by the former licensee of a license we entered into in 2019. For U.S. operations where the decline in sales was far more acute than at our European operations, the gross margin declined to 51.8% from 52.5% in 2019, as certain expenses such as depreciation of tools and molds together with the distribution of point-of-sale materials amplified the decline in gross margin.”

He continued, “Selling, general and administrative expenses declined 23.6% compared to 2019, and as a percentage of net sales, were 48.4% and 47.8% for 2020 and 2019, respectively. Due to the effects of the COVID-19 pandemic, a substantial portion of the reduction in selling, general and administrative expenses in 2020 was attributable to the postponement of most new product launches until 2021. In 2020, advertising and promotional expenses represented 17.0% of net sales as compared to 20.3% in 2019.”

Mr. Greenberg also noted, “Cash provided by operating activities aggregated $65.0 million and $76.5 million in 2020 and 2019, respectively. We closed the year with working capital of $445 million, including approximately $296 million in cash, cash equivalents and short-term investments, a working capital ratio of over 3.8 to 1, and only $10.1 million of long-term debt.”

2021 New Product Highlights

Mr. Madar continued, “For our European operations, we recently debuted Kate Spade New York, our first new fragrance for the brand. In the U.S., the scent is already being carried by major department stores, beauty retailers and is being sold through e-commerce. The fragrance is also debuting soon in Europe, which will be followed by Asia, the Middle East and Latin America in the second quarter. With regard to our larger brands, in the first half of the year, Montblanc is adding an extension to its Explorer collection for men. For the Jimmy Choo fragrance portfolio, I Want Choo for women and an Urban Hero flanker fragrance for men will begin to rollout in the first half. In the second half, we’ve got an extension for Coach Dreams and an entirely new women’s line for Lanvin is unveiling.”

Highlighting major launches in the pipeline within U.S. operations Mr. Madar noted, “For our newest brand, MCM, we have a genderless namesake fragrance debuting in MCM stores in the spring which will be followed by a broader international rollout. The Bella Vita women’s collection debuts in GUESS stores, as well as stores in the brand’s major markets, Russia and Asia in the spring of this year, with retail distribution in the rest of the world coming in spring 2022. The brand is also launching Effect, a complete men’s fragrance and grooming collection beginning mid-year. Anna Sui Sky actually debuted in China and Hong Kong late last year and is now rolling out throughout Asia and other markets where the brand has strong traction. Oscar de la Renta boutiques will be first to carry a new women’s scent, Alibi, later this month, to be followed by a global rollout. For Abercrombie& Fitch, we have a completely new duo scheduled to be on store shelves this summer, and for Hollister, we have a fragrance duo launching this year.”

Inter Parfums, Inc. News Release	Page 3
March 1, 2021

Dividend Reinstated at Annual Rate of $1.00 per Share

Mr. Greenberg pointed out, “In 2020, effective cost controls and cash management enabled us to minimize the impact of the sudden drop in sales resulting from the COVID-19 pandemic. One defensive measure undertaken by our Board of Directors was the suspension of the cash dividend. The strength of our financial position coupled with the favorable near and longer-term outlook of our business were among the reasons why our Board reinstated the payment of a cash dividend, payable quarterly, at the annual rate of $1.00 per share. The next regular quarterly cash dividend of $0.25 per share is payable on March 31, 2021 to shareholders of record on March 15, 2021.”

Raises 2021 Guidance

Mr. Greenberg concluded, “In the three months since we provided initial 2021 guidance, we’ve gained greater visibility as to how the year will unfold, thanks to an influx of orders for established brands, the addition of Kate Spade New York and MCM brand sales, and in general, favorable indications from our distribution network. We now have a reasonable degree of confidence that net sales will fall within the $650 million and $660 million range, once again factoring in negligible travel retail sales. Fixed expenses will increase slightly as we unwind certain steps taken in 2020 to minimize the effects of the COVID-19 pandemic. In addition, with many 2021 product launches scheduled, we are again targeting 21% of net sales for advertising and promotion included in selling, general and administrative expenses. We currently estimate 2021 diluted net income per share to be in the range of $1.40 and $1.45. Guidance assumes that the average dollar/euro average exchange rate remains at current levels and that there is no significant resurgence of the COVID-19 pandemic.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET, Tuesday, March 2, 2021. Interested parties may participate by dialing (201) 493-6749; please call in 10 minutes before start time and ask for the Inter Parfums call. To listen to the call over the Internet, go to www.interparfumsinc.com and click on the Investor Relations section.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
March 1, 2021

INTER PARFUMS, INC. AND SUBSIDIARIES
Consolidated Statements of Income

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net sales	$184,042	$177,803	$539,009	$713,514

Cost of sales	66,395	63,119	208,278	267,578

Gross margin	117,647	114,684	330,731	445,936

Selling, general and administrative expenses	91,177	102,349	260,648	341,209
Income from operations	26,470	12,335	70,083	104,727

Other expenses (income):
Interest expense	460	932	1,970	2,146
Loss on foreign currency	2,254	310	2,178	1,128
Interest income	(711)	(807)	(2,865)	(3,693)
Other income	(549)	--	(549)	--
	1,454	435	734	(419)

Income before income taxes	25,016	11,900	69,349	105,146

Income taxes	7,216	3,066	19,381	29,076

Net income	17,800	8,834	49,968	76,070

Less: Net income attributable to the noncontrolling interest	3,061	645	11,749	15,821
Net income attributable to Inter Parfums, Inc.	$14,739	$8,189	38,219	$60,249

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.47	$0.26	$1.21	$1.92
Diluted	$0.47	$0.26	$1.21	$1.90

Weighted average number of shares outstanding:
Basic	31,552	31,473	31,537	31,451
Diluted	31,666	31,713	31,655	31,689

Dividends declared per share	$0.00	$0.33	$0.33	$1.16

Inter Parfums, Inc. News Release	Page 5
March 1, 2021

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands except share and per share data)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$169,681	$133,417
Short-term investments	126,627	119,714
Accounts receivable, net	124,057	133,010
Inventories	158,822	167,809
Receivables, other	1,815	2,054
Other current assets	16,912	17,123
Income taxes receivable	2,806	169
Total current assets	600,720	573,296
Equipment and leasehold improvements, net	19,580	11,107
Right-of-use assets, net	24,734	28,359
Trademarks, licenses and other intangible assets, net	214,108	201,983
Deferred tax assets	8,041	8,004
Other assets	22,962	6,083
Total assets	$890,145	$828,832
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$14,570	$12,326
Current portion of lease liabilities	5,133	5,356
Accounts payable - trade	35,576	54,098
Accrued expenses	95,629	96,421
Income taxes payable	5,297	5,865
Dividends payable	--	10,399
Total current liabilities	156,205	184,465
Long–term debt, less current portion	10,136	10,734
Lease liabilities, less current portion	21,354	24,635
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued	--	--
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 31,608,588 and 31,513,018 shares at December 31, 2020 and 2019, respectively	32	31
Additional paid-in capital	75,708	70,664
Retained earnings	503,567	474,637
Accumulated other comprehensive loss	(5,997)	(39,853)
Treasury stock, at cost, 9,864,805 common shares at December 31, 2020 and 2019	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	535,835	468,004
Noncontrolling interest	166,615	140,994
Total equity	702,450	608,998
Total liabilities and equity	$890,145	$828,832